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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                            (Amendment No.   2   )*
                                           -----

                               ANTEC Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  03664P-10-5
                               ------------------
                                 (CUSIP Number)

                                  June 4, 1998
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








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[ CUSIP No. 03664P-10-5  ]               13G           [ Page  2  of  4  Pages ]
            -----------                                       ---    ---
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  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Anixter International Inc. (formerly Itel Corporation)
           94-1658138

--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]

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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

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                     5    SOLE VOTING POWER
    NUMBER OF
      SHARES                   0
   BENEFICIALLY
     OWNED BY      -------------------------------------------------------------
       EACH          6    SHARED VOTING POWER
    REPORTING
      PERSON
       WITH        -------------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER

                               0
                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER


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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

--------------------------------------------------------------------------------
  10  CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]

--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0

--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



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ITEM 1(a).   NAME OF ISSUER.

               ANTEC Corporation


ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               5720 Peachtree Parkway, NW
               Norcross, GA 30071


ITEM 2(a).   NAME OF PERSON FILING.

               Anixter International Inc.


ITEM 2(b).   ADDRESS OF PRINCIPAL OFFICE.

               4711 Golf Road
               Skokie, Illinois 60076


ITEM 2(c).   CITIZENSHIP.

               Incorporated under the laws of the State of Delaware.


ITEM 2(d).   TITLE OF CLASS OF SECURITIES.

               Common


ITEM 2(e).   CUSIP NUMBER.

               03664P-10-5





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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].










                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  July 20, 1998
                                              ---------------------
                                                     (Date)


                                                /s/ James E. Knox
                                              ---------------------
                                                   (Signature)


                                                  James E. Knox
                                          Sr. V.P. -- Law & Secretary
                                          ----------------------------
                                                (Name and Title)










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